WINTRUST FINANCIAL CORPORATION
727 North Bank Lane, Lake Forest, Illinois 60045



NEWS RELEASE


FOR IMMEDIATE RELEASE                                           January 27, 2000
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FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Executive Vice President & Chief Financial Officer
(847) 615-4096
Website address:  www.wintrust.com


                WINTRUST FINANCIAL CORPORATION DECLARES ITS FIRST
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                   SEMI-ANNUAL DIVIDEND PAYMENT AND ANNOUNCES
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                       COMMON STOCK BUYBACK AUTHORIZATION
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         LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation (the "Company")
(Nasdaq: WTFC) today reported that its Board of Directors approved its first semi-annual cash dividend in the amount of $0.05 per share of outstanding common stock. The dividend is payable on February 24, 2000 to shareholders of record as of February 10, 2000.

         Additionally, the Board of Directors approved a stock buyback program authorizing the purchase of up to 300,000 shares of the Company's common stock, from time to time, in open market or privately negotiated transactions. The shares authorized to be repurchased represent approximately 3% of the Company's currently outstanding shares. Shares repurchased, if any, would be available for issuance under the Company's stock incentive plan, employee stock purchase plan and other corporate purposes.

         "Given the Company's increasing profitability levels and the fact that some investors have been with the Company for eight years, we are pleased to be commencing the payment of dividends," stated Edward J. Wehmer, President and Chief Executive Officer. "As a growing company, we still intend to retain the majority of our earnings to fund future growth and continue to build our franchise," Mr. Wehmer added. As to the stock buyback authorization, Mr. Wehmer indicated that "current low stock valuation conditions relative to the banking segment and to Wintrust Financial Corporation make a stock buyback program attractive at this time for augmenting shareholder value."


                                    - more -
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         Wintrust is a $1.7 billion asset  financial  services  holding  company whose common stock is traded on the Nasdaq Stock Market(R). Its six suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located in high income retail markets -- Lake Forest Bank and Trust Company, Hinsdale Bank and Trust Company, North Shore Community Bank and Trust Company in Wilmette, Libertyville Bank and Trust Company, Barrington Bank and Trust Company, N.A., and Crystal Lake Bank and Trust Company, N.A.. The banks also operate facilities in Lake Bluff, Glencoe, Winnetka, Clarendon Hills, Western Springs and Skokie, Illinois. The Company also operates three non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Wintrust Asset Management Company, N.A., a trust subsidiary, allows Wintrust to service customers' trust and investment needs at each banking location. Tricom, Inc. of Milwaukee, acquired in October 1999, provides short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Currently, Wintrust operates a total of 24 banking offices and is in the process of constructing one additional branch facility. All of the Company's banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.

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